[LOGO OF COMPASS BANCSHARES APPEARS HERE]       Compass Bancshares, Inc.
                                                15 South 20th Street
                                                Birmingham, Alabama 35233

                                 MARCH 3, 1995
                                   CONTENTS


  TAB
 -----
   A        EXECUTIVE SUMMARY

   B        TRANSFORMATION AND GROWTH IN THE 90'S

   C        SUMMARY FINANCIAL RESULTS

   D        CORPORATE PHILOSOPHY/STRATEGY

   E        BUSINESS PLAN AND OUTLOOK

   F        CHRONOLOGY OF RECENT EVENTS

   G        MISCELLANEOUS INFORMATION

                                                                           TAB A

                               EXECUTIVE SUMMARY

 - Since December 31, 1989, the current management team has successfully transformed Compass Bancshares from a $4.5 billion bank with more than 95% of its assets in Alabama into a highly competitive $9.5 billion multi-state bank holding company.

 - During this period of transformation and accelerated growth, Compass Bancshares has consistently generated superior financial results and provided its shareholders with an above market total rate of return.

 - These results can be attributed in large part to the execution of a sound business strategy which can be characterized as low risk. Its soundness, as well as management's ability to execute, have been well proven.

 - A detailed three-year business plan has been prepared by senior management. This plan, which has been endorsed by the Board after careful scrutiny by a large, nationally recognized investment banking firm, outlines the management team's plan for continuing to generate strong financial results and superior increases in shareholder value.

 - Following a lengthy and intense review of the strategic options available to the Company, the Board has decided that the shareholders' interests are currently best served by executing this three-year plan.

 - The Board views Mr. Brock's recent disruptive activities as a control issue, not a strategic issue.

                                                                           TAB B

                   OVERVIEW OF COMPASS PROGRESS IN THE 90'S:

                                               December 31:           Percent
                                           1994           1989*        Change        CAGR
                                        ----------     ----------   ------------  ----------
Assets ($ millions):                     9,456.25 **    4,518.74       109.27%      15.92%

Market Capitalization ($ millions):        813.39         276.79       193.87%      24.06%

Nonperforming Assets ($ millions):          19.26          63.87       -69.84%     -21.32%

Net Charge-Offs ($ millions):                8.09          15.06       -46.31%     -11.70%

Earnings Per Share:                          2.68           1.30       106.15%      15.57%

Dividends Per Share:                         0.92           0.51        80.39%      12.52%

Stock Price:                                22.00           8.67       153.85%      20.48%

Full Service Banking Offices:                 204 **          85       140.00%      19.14%

% Of Assets Outside Alabama:                41.35%**        4.98%      730.32%      52.70%

% Of Banking Offices Outside Alabama:       55.88%**        8.24%      578.16%      46.64%



Notes:
*  Actual numbers as reported in 1989.
** Adjusted to reflect pending acquisitions of American Bancorporation of the South and Southwest Bankers.

                     COMPASS BANCSHARES' LEGAL STRUCTURE *
                             (ASSETS IN THOUSANDS)





                           Compass Bancshares, Inc.

                              Assets: $9,456,253


   Compass Bank                  Compass Banks               Compass Bank
    and Subs                     of Texas, Inc.               (Florida)
   (Alabama)

Assets: $5,700,733             Assets: $3,174,995           Assets: $735,348







   Compass Bank -     Compass Bank -     Compass Bank -   River Oaks Trust -
      Houston            Dallas           San Antonio         Houston

      Assets:            Assets:            Assets:       Assets Administered:
    $1,973,115         $1,065,070          $143,000           $1,170,000


* Adjusted to reflect the pending acquisitions of American Bancorporation of the South and Southwest Bankers.

                      G E O G R A P H I C  M A R K E T S

                                ALABAMA: 90 Banking Offices in 48 Cities

(includes Pending Acquisitions) FLORIDA: 45 Banking Offices in 16 Cities

 (includes Pending Acquisitions)  TEXAS: 38 Offices in the Houston area
                                         21 Offices in the Dallas-Fort Worth
                                            area
                                         10 Offices in San Antonio

                  CORRESPONDENT BANKING: Over 1000 Correspondent Bank Customers

                         DEALER FINANCE: Over 900 Dealers throughout the U.S.

              Open Star Denotes:       Pending Acquisitions
              Open Circle Denotes:     Trust Offices
              Closed Circle Denotes:   Cities with Banking Offices
              Closed Triangle Denotes: Key Correspondent Bank Markets
              Closed Star Denotes:     Primary Dealer Finance Markets


                    [MAP OF THE UNITED STATES APPEARS HERE]

                [DETAILING THE ITEMS NOTED IN THE LEGEND ABOVE]

                                                                           TAB C

                                          COMPASS BANCSHARES GROWTH IN EQUITY AND ASSETS

                                1985      1986      1987      1988      1989      1990      1991      1992      1993      1994
                               -----     -----     -----     -----     -----     -----     -----     -----     -----     -----
SHAREHOLDERS' EQUITY         210,958   235,773   259,515   284,192   307,284   331,710   417,102   488,508   545,584   600,613
TOTAL ASSETS               3,239,684 3,777,068 3,873,886 4,108,909 4,518,743 4,914,837 6,121,900 6,736,045 7,252,341 9,123,253

                                1985      1986      1987      1988      1989      1990      1991      1992      1993      1994
                               -----     -----     -----     -----     -----     -----     -----     -----     -----     -----
SHAREHOLDERS' EQUITY           $211      $236      $260      $284      $307      $332      $417      $489      $546      $601
TOTAL ASSETS                 $3,240    $3,777    $3,874    $4,109    $4,519    $4,915    $6,122    $6,736    $7,252    $9,123

EQUITY/ASSETS                  6.51%     6.24%     6.70%     6.92%     6.80%     6.75%     6.81%     7.25%     7.52%     6.58%

            COMPOUND ANNUAL GROWTH RATES FOR THE 1985 - 1989 PERIOD

SHAREHOLDERS' EQUITY= 9.86%                               TOTAL ASSETS = 8.67%

            COMPOUND ANNUAL GROWTH RATES FOR THE 1989 - 1994 PERIOD

SHAREHOLDERS' EQUITY= 14.34%                              TOTAL ASSETS = 15.09%

Note: Data has not been adjusted to reflect pending acquisitions or pooling
      of interests transactions.                                             5


                                            HISTORICAL/PROJECTED DIVIDENDS AND EARNINGS
                                                             PER SHARE

                               1985    1986    1987    1988    1989    1990    1991    1992    1993   1994  1995 Est.
                               ----    ----    ----    ----    ----    ----    ----    ----    ----   ----  --------
DIVIDENDS PER SHARE           $0.34   $0.39   $0.44   $0.47   $0.51   $0.53   $0.59   $0.67   $0.76  $0.92     $1.12
EARNINGS PER SHARE            $0.98   $1.15   $1.05   $1.27   $1.30   $1.56   $1.80   $2.08   $2.39  $2.68     $3.06

    PAYOUT
    RATIO                     34.62%  33.82%  42.04%  36.91%  39.23%  33.97%  32.78%  32.21%  31.80% 34.33%    36.60%

            COMPOUND ANNUAL GROWTH RATE FOR THE 1985 - 1989 PERIOD

    EARNINGS PER SHARE - 7.32%                      DIVIDENDS PER SHARE - 10.67%

            COMPOUND ANNUAL GROWTH RATE FOR THE 1989 - 1994 PERIOD

    EARNINGS PER SHARE - 15.57%                     DIVIDENDS PER SHARE - 12.52%

      COMPOUND ANNUAL GROWTH RATE FOR THE 1989 - 1995 PERIOD (PROJECTED)

    EARNINGS PER SHARE - 15.34%                     DIVIDENDS PER SHARE - 14.01%


Notes:
(1) The 1995 EPS estimate is the mean estimate from Zack's Earnings Estimates service.
(2) EPS have not been restated to reflect pooling of interests transactions.


                                              HISTORICAL ROE - COMPASS VS PEER GROUP

                   1985      1986      1987      1988      1989      1990      1991      1992      1993      1994
                   ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
COMPASS           15.3%     16.4%     13.4%     15.1%     14.1%     15.4%     16.1%     16.6%     17.0%     17.4%
PEER GROUP        15.6%     15.6%     13.8%     14.9%     14.3%     10.3%     11.5%     14.3%     15.7%     15.5%

                     AVERAGE ROE FOR THE PERIOD 1985-1989
               COMPASS - 14.9%                 PEER GROUP 14.9%


                     AVERAGE ROE FOR THE PERIOD 1990 - 1994
              COMPASS - 16.5%                  PEER GROUP - 13.5%


Note: To facilitate comparison with KBW peer group data, historical data for Compass has not been restated to reflect pooling of interests transactions.


                                              HISTORICAL ROA - COMPASS VS PEER GROUP

                   1985      1986      1987      1988      1989      1990      1991      1992      1993      1994
                   ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
COMPASS           0.98%     1.05%     0.91%     1.05%     0.98%     1.04%     1.08%     1.16%     1.27%     1.24%
PEER GROUP        1.01%     1.01%     0.93%     0.97%     0.97%     0.64%     0.76%     1.03%     1.21%     1.26%

                     AVERAGE ROA FOR THE PERIOD 1985-1989
                 COMPASS - 0.99%             PEER GROUP 0.98%


                    AVERAGE ROA FOR THE PERIOD 1990 - 1994
                 COMPASS - 1.16%             PEER GROUP - 0.98%

Note: To facilitate comparison with KBW peer group data, historical data for Compass has not been restated to reflect pooling of interests transactions.


                             TOTAL RETURN ANALYSIS
                      FOR THE PERIOD 12/31/89 TO 12/31/94

CFBI        216%
FTEN        212%
CBSS        210%
DEPS        169%
FTU         151%
STI         143%
RGBK        138%
SBK         122%
FCOM        120%
BOAT        118%
SOTR        118%
CFBS        117%
HBAN        110%
I           107%
ASO         107%
FVB          95%
WB           89%
CMA          87%
SNV          86%
BAC          74%
BKSO         72%
BBTF         70%
SNB          69%
CF           64%
CHL          56%
ONE          53%
FATN         39%
BBI          30%
NB           18%

Source: First Boston                                                          9

                     PEER GROUP FOR TOTAL RETURN ANALYSIS


                         Ticker          Bank
                         ---------       ---------------------------
                         CFBI            Cullen Frost Bankers
                         FTEN            First Tennessee Natl Corp
                         CBSS            Compass Bancshares Inc
                         DEPS            Deposit Guaranty Corp
                         FTU             First Union Corp
                         STI             SunTrust Banks Inc
                         RGBK            Regions Financial Corp
                         SBK             Signet Banking Corp
                         FCOM            First Commerce Corp
                         BOAT            Boatmen's Bancshares Inc
                         SOTR            SouthTrust Corp
                         CFBS            Central Fidelity Bks Inc
                         HBAN            Huntington Bancshares
                         I               First Interstate Bancorporation
                         ASO             AmSouth Bancorporation
                         FVB             First Virginia Banks Inc
                         WB              Wachovia Corp
                         CMA             Comerica Inc
                         SNV             Synovus Financial Corp
                         BAC             BankAmerica Corp
                         BKSO            Bank South Corp
                         BBTF            BB&T Financial Corp
                         SNB             Southern National Corp
                         CF              Crestar Financial Corp
                         CHL             Chemical Banking Corp
                         ONE             Banc One Corp
                         FATN            First American Corp
                         BBI             Barnett Banks Inc
                         NB              NationsBank Corp

                             TOTAL RETURN ANALYSIS
                      FOR THE PERIOD 12/31/89 TO 12/31/94


                          Compass           209.79%
                          Peer Group Avg    105.45%
                          S&P Bank Index     54.77%
                          S&P 500            50.64%


Source: First Boston                                                       11

                              COMPASS BANCSHARES
                      CURRENT VALUATION VERSUS PEER GROUP


                        CURRENT  PRICE/   PRICE/    PRICE/    INDICATED
                         PRICE    BOOK    '94 EPS   '95 EPS     YIELD
                         -----    ----    -------   -------     -----
PEER GROUP AVERAGE      $33.44     1.5     10.1       8.9       4.0%

CBSS                    $27.50     1.7     10.3       9.0       4.1%


                                                                           TAB D

                  COMPASS BANCSHARES STRATEGY AND PHILOSOPHY

The primary goal of Compass Bancshares' corporate strategy is to provide a strong and consistent financial performance, as we believe that this will ultimately be rewarded by the marketplace in the form of superior shareholder returns. Historical results support both the viability of the Compass strategy as well as the ability of the current management team to execute the strategy. Principal tenets of the Compass strategy include:

   - Generating consistent and profitable asset and revenue growth through a combination of internal activities and acquisitions;
   - Utilizing acquisitions of manageable size in targeted markets to increase geographic coverage and diversification;
   - Maintaining high employee productivity through the development of a loyal employee base with a strong sales culture;
   - Instilling a uniquely high level of motivation and regard for creating shareholder value by promoting significant stock ownership by both directors and employees;
   -    Maintaining the low cost producer status;
   -    Maintaining superior credit quality; and
   - Maintaining the additional flexibility provided by strong capitalization.


                                                        COMPASS BANCSHARES
                                                   INTERNAL AND EXTERNAL GROWTH


ASSETS:
                                       1984         1985         1986         1987         1988         1989        1990
                                       ----         ----         ----         ----         ----         ----        ----
ACQUISITIONS                                      100,000         0          58,000       84,000       82,000     174,000
ENDING ASSETS (AS REPORTED)          3,037,470  3,239,684     3,777,068   3,873,886    4,108,909    4,518,743   4,914,837

PERCENTAGE INCREASES:
                                                    1985         1986         1987         1988         1989        1990
                                                    ----         ----         ----         ----         ----        ----
INCREASE FROM ACQUISITIONS                         3.29%        0.00%        1.54%        2.17%        2.00%       3.85%
INTERNAL GROWTH                                    3.37%       16.59%        1.03%        3.90%        7.98%       4.91%
                                                   -----       ------        -----        -----        -----       -----
TOTAL ASSETS                                       6.66%       16.59%        2.56%        6.07%        9.97%       8.77%

AVERAGES:                                                                                1985 to                 1990 to
                                                                                           1989                    1994
                                                                                           ----                    ----
INCREASE FROM ACQUISITIONS                                                                1.80%                   9.69%
INTERNAL GROWTH                                                                           6.57%                   5.67%
                                                                                          -----                  ------
TOTAL ASSETS                                                                              8.37%                  15.36%


ASSETS:
                                       1991         1992         1993         1994
                                       ----         ----         ----         ----
ACQUISITIONS                         776,000      289,000      458,000     1,255,000
ENDING ASSETS (AS REPORTED)        6,121,900    6,736,045    7,252,341     9,123,253


PERCENTAGE INCREASES:
                                       1991         1992         1993         1994
                                       ----         ----         ----         ----
INCREASE FROM ACQUISITIONS           15.79%        4.72%        6.80%       17.30%
INTERNAL GROWTH                       8.77%        5.31%        0.87%        8.49%
                                     ------       ------        -----       ------
TOTAL ASSETS                         24.56%       10.03%        7.66%       25.80%


Note: Data has not been adjusted to reflect pending acquisitions of American
      Bancorporation of the South and Southwest Bankers.

                              COMPASS BANCSHARES
                           APPROACH TO ACQUISITIONS


             -       Manageable size, typically under $500 million.

             - Targeted markets which offer: (1) superior growth demographics and (2) are either highly fragmented with opportunities for "add-on" acquisitions or highly concentrated with opportunities to enter and compete at prices below the levels offered by the primary banks.

             -       Conservative approach to due diligence.

             - Disciplined pricing. Acquisitions must be nondilutive or, at most, only minimally dilutive in the first year and accretive thereafter.

             -       Value enhancing to the franchise.

             -       No surprises.

             -       Quick integration.

                   COMPASS BANCSHARES - ACQUISITION SUMMARY
                                (IN THOUSANDS)


Total Outstandings:                             1987      1988      1989     1990         1991        1992        1993       1994
Compass Bank - Houston                         7,228   126,261   167,786   239,026     757,502     853,422     945,163   1,973,115
Compass Bank - Dallas                              0         0    57,376   158,847     453,498     709,154     968,504   1,065,070
                                          ----------------------------------------------------------------------------------------
Total Texas                                    7,228   126,261   225,162   397,873   1,211,000   1,562,576   1,913,667   3,038,185

Total Florida                                      0         0         0         0      39,968      57,371     217,410     735,348

Total Texas and Florida                        7,228   126,261   225,162   397,873   1,250,968   1,619,947   2,131,077   3,773,533
                                          ========================================================================================
Acquisitions Completed:
 (Included In Outstandings Above)
FNB Crosby (Houston)(FDIC)                     7,000
Weslayan Bank (Houston)                                 47,000
Westside Nat'l (Houston)(FDIC)                          37,000
City National (Dallas)(FDIC)                                      82,000
Signature Bank (Dallas)(FDIC)                                               22,000
Memorial Bank (Houston)(FDIC)                                               75,000
First Plano Bank (Dallas)(FDIC)                                              9,000
Willow Bend (Dallas)(FDIC)                                                  68,000
Plaza National (Dallas)                                                                 50,000
River Oaks Bancshares (Houston)                                                        427,000
Las Colinas (Dallas)                                                                    20,000
Glen Eagles (Dallas)                                                                    30,000
C & B Fed. Sav. (Pensacola)(RTC)                                                        39,000
Promenade Bancshares (Dallas)                                                          170,000
Ameriway (Houston)                                                                      40,000
Interstate Bancshares (Houston)                                                                     66,000
FWNB Bancshares, Inc. (Dallas)                                                                     161,000
City National Bancshares (Dallas)                                                                   62,000
Cornerstone Bancshares (Dallas)                                                                                239,000
Peoples Hldg Co., Inc. (Ft. Walton)                                                                             43,000
First Fed. Sav. Bank of N.W. FL (Ft. Walton)                                                                   101,000
Spring National Bank (Houston)                                                                                  75,000
1st Performance Nat'l Bank (Jacksonville)                                                                                  278,000
Security Bank, N.A. (Houston)                                                                                               76,000
Anchor Branches (Florida)                                                                                                   31,000
First Heights (Houston)                                                                                                    870,000
                                          ----------------------------------------------------------------------------------------
Total Assets Acquired - By Year                7,000    84,000    82,000   174,000     776,000     289,000     458,000   1,255,000
                                          ========================================================================================

Total Assets Acquired - Cumulative             7,000    91,000   173,000   347,000   1,123,000   1,412,000   1,870,000   3,125,000
                                          ========================================================================================

Pending Acquisitions:
Southwest Bankers (San Antonio)              143,000
American Bancorporation (Merritt Island)     190,000
                                          ----------
Total                                        333,000
                                          ==========


                                                        COMPASS BANCSHARES
                                                 HISTORIC GEOGRAPHIC BUSINESS MIX


ASSETS BY STATE:

        ----------------------------------------------------------------------------------------------------------------------------

                1989                 1990                  1991                 1992                 1993               CURRENT
        ----------------------------------------------------------------------------------------------------------------------------

                    % OF                 % OF                  % OF                 % OF                 % OF                 % OF
          ASSETS   TOTAL       ASSETS   TOTAL        ASSETS   TOTAL       ASSETS   TOTAL       ASSETS   TOTAL       ASSETS   TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------

AL      4,293,358  95.02%    4,524,042  91.92%     4,893,137  79.64%    5,223,037  76.33%    5,188,942  70.89%    5,700,733  59.31%

TX       225,162   4.98%      397,873   8.08%      1,211,000  19.71%    1,562,576  22.83%    1,913,667  26.14%    3,174,995  33.03%

FL          0      0.00%         0      0.00%        39,968   0.65%       57,371   0.84%      217,410   2.97%      735,348   7.65%
- ------------------------------------------------------------------------------------------------------------------------------------



BRANCH OFFICES BY STATE:

        ----------------------------------------------------------------------------------------------------------------------------

                1989               1990                 1991                 1992                 1993               CURRENT
        ----------------------------------------------------------------------------------------------------------------------------

                   % OF                 % OF                  % OF                 % OF                 % OF                 % OF
         OFFICES   TOTAL     OFFICES    TOTAL      OFFICES    TOTAL      OFFICES   TOTAL      OFFICES   TOTAL      OFFICES   TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------

AL          78     91.76%       82      91.11%         82     79.61%        84     73.68%        89     58.55%        90     44.12%

TX           7      8.24%        8       8.89%         17     16.50%        26     22.81%        35     23.03%        69     33.82%

FL           0      0.00%        0       0.00%          4      3.88%         4      3.51%        28     18.42%        45     22.06%
- ------------------------------------------------------------------------------------------------------------------------------------

                              FROM 1989 TO 1994:
ASSETS OUTSIDE THE STATE OF ALABAMA HAVE GROWN AT A COMPOUND ANNUAL RATE OF 77%
                  BRANCH OFFICES OUTSIDE THE STATE OF ALABAMA
                  HAVE GROWN AT A COMPOUND ANNUAL RATE OF 75%


Note: Current data has been adjusted to reflect the pending acquisitions of American Bancorporation of the South and Southwest Bankers.

                              COMPASS BANCSHARES
                               MARKET POTENTIAL


                                                                 5-Year Projected
                            1994       Deposits     Median       Population Growth      Deposits/
                                                              ----------------------
                         Households    ($000's)     Income     Numbers       Percent    Household
                       ----------------------------------------------------------------------------
Alabama                  1,587,753    43,530,028     28,434     233,585        5.53%      27,416

Dallas MSA               1,089,929    43,394,757     37,592     286,665        9.89%      39,814

Houston MSA              1,331,111    41,020,789     40,079     482,860       13.04%      30,817

North & Central Florida  2,181,750    54,115,665     29,791     585,083       10.37%      24,804

Source: Claritas                                                              18

                  HISTORICAL OVERHEAD RATIO - COMPASS VS PEER
                                     GROUP

               1985        1986        1987        1988        1989        1990        1991        1992        1993        1994
               ----        ----        ----        ----        ----        ----        ----        ----        ----        ----
COMPASS       62.05%      61.60%      64.73%      63.13%      60.83%      59.32%      58.08%      57.35%      58.55%      60.10%
PEER GROUP    61.27%      61.43%      62.99%      64.38%      64.28%      64.04%      64.71%      61.78%      62.58%      61.85%




                AVERAGE OVERHEAD RATIO FOR THE PERIOD 1985-1989
   COMPASS - 62.47%                                      PEER GROUP - 62.87%


               AVERAGE OVERHEAD RATIO FOR THE PERIOD 1990 - 1994
   COMPASS - 58.68%                                      PEER GROUP - 62.99%


Notes:

(1) To facilitate comparison with KBW peer group data, historical data for Compass has not been restated to reflect pooling of interests transactions.

(2) The 1994 ratio has been restated to exclude $16.6 million of non-recurring derivatives losses. The reported ratio for 1994 is 61.28%


                                           HISTORICAL NET CHARGE-OFF/AVERAGE LOAN RATIO
                                                       COMPASS VS PEER GROUP



                1985     1986     1987     1988     1989     1990     1991     1992     1993    1994
                ----     ----     ----     ----     ----     ----     ----     ----     ----    ----
COMPASS         0.28%    0.31%    0.45%    0.37%    0.56%    0.53%    0.88%    0.56%    0.22%   0.15%
PEER GROUP      0.48%    0.53%    0.61%    0.54%    0.49%    0.87%    0.96%    0.78%    0.33%   0.19%



      AVERAGE NET CHARGE-OFF/AVERAGE LOAN RATIO FOR THE PERIOD 1985-1989
             COMPASS - 0.39%                    PEER GROUP - 0.53%


      AVERAGE NET CHARGE-OFF/AVERAGE LOAN RATIO FOR THE PERIOD 1990-1994
             COMPASS - 0.47%                    PEER GROUP - 0.63%


Note: To facilitate comparison with KBW peer group data, historical data for Compass has not been restated to reflect pooling of interests transactions.

                                             HISTORICAL NONPERFORMING ASSET/LOAN RATIO
                                                       COMPASS VS PEER GROUP

                   1985      1986      1987      1988      1989      1990      1991      1992      1993      1994
                   ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
COMPASS           1.02%     1.11%     1.11%     1.01%     2.25%     1.85%     1.68%     1.31%     0.77%     0.33%
PEER GROUP        1.12%     1.12%     1.05%     0.95%     1.31%     2.56%     2.49%     2.82%     1.19%     0.71%



        AVERAGE NONPERFORMING ASSET/LOAN RATIO FOR THE PERIOD 1985-1989
                COMPASS - 1.30%                PEER GROUP - 1.11%


       AVERAGE NONPERFORMING ASSET/LOAN RATIO FOR THE PERIOD 1990 - 1994
                COMPASS - 1.19%                PEER GROUP - 1.91%

Note: To facilitate comparison with KBW peer group data, historical data for Compass has not been restated to reflect pooling of interests transactions.


                                            HISTORICAL LOAN LOSS RESERVE/NON PERFORMING
                                                            ASSET RATIO
                                                       COMPASS VS PEER GROUP



                   1985      1986      1987      1988      1989      1990      1991      1992      1993      1994
                   ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
COMPASS          101.66%    88.40%    91.71%   107.21%    48.96%    62.98%    81.95%   136.73%   276.33%   556.48%
PEER GROUP       151.46%   159.97%   165.47%   174.80%   141.56%   104.21%   139.05%   161.09%   234.79%   327.98%



 AVERAGE LOAN LOSS RESERVE/NONPERFORMING ASSET RATIO FOR THE PERIOD 1985-1989
              COMPASS - 87.59%                PEER GROUP - 158.65%


 AVERAGE LOAN LOSS RESERVE/NONPERFORMING ASSET RATIO FOR THE PERIOD 1990-1994
              COMPASS - 222.89%               PEER GROUP - 193.42%

Note: To facilitate comparison with KBW peer group data, historical data for Compass has not been restated to reflect pooling of interests transactions.

                              COMPASS BANCSHARES
                      HISTORICAL TANGIBLE LEVERAGE RATIO

             1990         1991       1992       1993        1994
             ----         ----       ----       ----        ----
            6.59%        6.03%      6.58%      6.95%       6.35%

                      Well Capitalized guideline = 5.00%

Note: 1994 data is estimated. Data has not been restated to reflect pooling of interests transactions.

                              COMPASS BANCSHARES
                        HISTORICAL TIER I CAPITAL RATIO

            1990       1991       1992       1993       1994
            ----       ----       ----       ----       ----
            9.86%      9.76%      9.92%     10.49%      9.52%

                      Well Capitalized guideline = 6.00%

Note: 1994 data is estimated. Data has not been restated to reflect pooling of interests transactions.
                                                                           24

                              COMPASS BANCSHARES
                   HISTORICAL TOTAL QUALIFYING CAPITAL RATIO

          1990           1991          1992          1993          1994
          ----           ----          ----          ----          ----
         10.53%         11.61%        11.69%        13.23%        12.82%

                      Well Capitalized guideline = 10.00%


Note: 1994 data is estimated. Data has not been restated to reflect pooling of interests transactions.

                                                                          TAB E

                              COMPASS BANCSHARES

                          OVERVIEW OF THREE-YEAR PLAN


In February, the Board of Directors approved a detailed three-year business plan. This plan was prepared by senior management in conjunction with a nationally recognized consulting firm. The plan was also carefully scrutinized by both the Board of Directors and First Boston representatives before it was adopted.

The plan calls for the Company to proceed with its historically successful strategy. It also identifies a number of the key strategic strengths of the Company and its management that should facilitate continued superior financial performance. Among these strengths are:

              - An established and effective incentive based sales process and motivated sales force;

              -    An unwavering commitment to credit discipline and monitoring;

              - A strategic acquisition process capable of generating low risk growth in attractive markets; and

              - A commitment to cost control which results in the competitive advantage of the low cost producer position.

In addition to refinements in the previously discussed strategy, this plan highlights a number of specific actions intended to generate significant improvement in a few key areas; including:

              -    Generation of noninterest income;

              -    Increased operating efficiencies; and

              -    Improvement in net interest margin.

                              COMPASS BANCSHARES
                          OVERVIEW OF THREE-YEAR PLAN



The plan calls for continued growth and aggressive financial performance. However, based on both the Company's historical performance and peer group benchmarks, the plan is reasonable. Outlined below are some of the plan's financial objectives.

                                                               1990 - 1994
                                     Plan Levels              Actual Levels
                                 --------------------     --------------------
        Asset Growth                9-10% Annually           15.1% Annually

        Net Income Growth           15%+ Annually            18.9% Annually

        EPS Growth                  15% Annually             15.6% Annually

        Average ROA                 1.3% Annually            1.16% Annually

        Average ROE                 18%+ Annually            16.5% Annually

Note: Actual levels are based on actual annual results and do not reflect
      restatement for pooling of interests transactions.                      27

                                                                    TAB F

                               COMPASS BANCSHARES

                            SUMMARY OF RECENT EVENTS


Jan 1989 Harry Brock announces that, upon his retirement, Paul Jones will assume the role of Chairman and Chief Executive Officer. Paul Jones is named President and Chief Operating Officer and assumes responsibility for day to day operations.

Dec 1989 -     Compass reports record financial results in each year.
Dec 1990

Mar 1991 Harry Brock retires and Paul Jones assumes the position of Chairman and Chief Executive Officer.

               At the request of Paul Jones and the Board, Harry Brock continues to serve as a director. Harry Brock is given the title Founder Chairman, but has no duties or authority.

Dec 1991 -     Compass Bancshares' growth program accelerates and record
Dec 1993       financial results are reported in each year.

Jun 1994 Compass Bancshares reports record six month financial results despite a $16.6 million securities loss related in part to proprietary trading in mortgage derivative securities.

               Harry Brock initiates efforts to control the Board by establishing a director nominating committee controlled by Harry Brock.

Aug 1994 Compass officer Buck Brock, son of Harry Brock, resigns to pursue unspecified personal interests. Birmingham Post-Herald reports
                                                ----------------------
               "Brock said a friendly succession over Jones would mean a long wait."

               Board rejects Harry Brock's nominating committee scheme.

Oct 1994 Without warning, in a regular Board meeting Harry Brock announces that he has tried to sell Compass and that he has contacted several institutions to ask if they would make an acquisition proposal. He tells the Board that First Union would be willing to meet with the Board and discuss an acquisition.

               The Board discusses Harry Brock's unauthorized activities and concludes that the Board should not meet with First Union under these circumstances. The Board directs Paul Jones to inform the Chairman of First Union that Harry Brock's solicitations are not authorized and that First Union's attention had not been invited by the Board.

               Paul Jones telephones First Union's Chairman and delivers the message. The Chairman of First Union responds that, under these circumstances, First Union is withdrawing.

               Two days after the meeting, Harry Brock sends each Board member a draft of materials he says First Union's Chairman would have used to speak from had the Compass Board wished to meet with First Union. Harry Brock styles the materials an "offer."

               The Board initiates a study of Compass' strategic alternatives and engages CS First Boston as its financial advisor to assist in the study. The Board implements measures, including severance agreements, in order to keep key officers and retain the ability to conduct business in the face of Harry Brock's disruptive activities.

Oct 1994 -     With the assistance of a number of experts, including First
Jan 1995       Boston, the Board reviews and analyzes all strategic options available to Compass for maximizing shareholder value.

               At the direction of the Board, First Boston analyzes the First Union materials, which, along with all other strategic alternatives, are compared to the strategic business plan of Compass.

Dec 1994       Compass posts record financial results.

               Harry Brock and Red Leach submit proposals for shareholder consideration at the 1995 Annual Meeting.

Jan 1995 Prior to conclusion of the Board's strategic study process, Harry Brock publicly announces his intention to seek control of the Board through a proxy fight.

               Compass Bancshares responds with a news release clarifying that Harry Brock is not the Chairman of Compass and explains that his actions are unauthorized and contrary to the intentions of the Board and the best interest of shareholders.

               Harry Brock announces the formation of his Committee To Maximize Shareholder Value, which includes Harry Brock, his son, Skip Brock, John Isreal, a Director Emeritus of Compass Bank, and Red Leach, a life long friend of Harry Brock. Mr. Leach is also a Compass director whose term expires this year and who is not eligible for reelection due to age.

               Several members of the Board who are large stockholders and were originally selected as Board members by Harry Brock, publicly denounce Harry Brock's actions as well as question his motives and judgement. These directors characterize his actions as "incomprehensible," "disruptive to progress," and "a pure grab for power."

               In subsequent news releases, Harry Brock indicates that he has filed with the SEC a preliminary proxy statement identifying his own slate of nominees for Board positions. His candidates are Wendell Taylor, a local 67 year old orthodontist and member of the Birmingham City Advisory Board; David Henderson, son-in-law of Carl Wittichen, who is a retired Birmingham City Advisory Board member and founder of a local air conditioning supply company; and James Hayes, a Huntsville City Advisory Board member, who is involved in local land development.

Feb 1995       Compass director Thomas Jernigan resigns.

               The Board approves a three-year strategic plan which was prepared by senior management in conjunction with a nationally recognized consulting firm.

               After receiving and studying the report of First Boston, the Board determines that shareholder interest would at this time be served best by pursing the strategic plan of Compass. Mergers of equals, sales (specifically including a sale to First Union on the basis described in its materials), and other alternatives are determined not to be as good as following the Compass business plan.

               The Board approves a 22% increase in the Compass dividend, to an annual rate of $1.12 per share.

Mar 8, 1995    Record Date

Apr 11, 1995   Annual Meeting

                                                                           TAB G

                                                                     DEAN WITTER
EQUITY RESEARCH


COMPASS BANKSHARES INC             DAVIS, A                CLOSE PRICE:  26 1/4
NOTE 08/94-1576    RATING:N        01/30/95   RANK 058     SIGNAL 1.6
                     PREV:B        12/16/93                PRICE:  26 3/8
 Price: $26 3/8                            Date: January 30, 1995
Target Price: $27                         First Call Consensus: 1994:$2.70
                                                                1995:$3.06

                   EPS (FY Mo: DEC)      P/E Ratios++    ROE     Ind.    Curr++
        Rating     93A   94A    95E       94A   95E   94A   95E  Div.    Yld.
- --------------------------------------------------------------------------------
Current: N     $2.37    $2.68A  $3.00    9.8x   8.8x  17%   18%  $0.92   3.5%
- --------------------------------------------------------------------------------
Prior:   B
- --------------------------------------------------------------------------------
                                  5-year        Quarterly Earnings
         Book    LT Debt/         Est. EPS    Qtr     Est.       Yr.     Foot-
         Value   Capital          Growth      (Mo.)   EPS        Ago     notes
- --------------------------------------------------------------------------------
Current: $16.25    36.1%           11%        Mar    $0.71E    $0.65      m
- --------------------------------------------------------------------------------

++ Yield and P/E figures are based on the price in effect when this report was written. These numbers should be recalculated using the current price.

                      1993A     1994A     1995E
Mar Quarter          $0.58     $0.65     $0.71
Jun Quarter           0.59      0.66      0.74
Sep Quarter           0.60      0.67      0.76
Dec Quarter           0.61      0.71      0.77

REASON FOR OPINION CHANGE: Rise in stock price due to takeover speculation REASON FOR ESTIMATE CHANGE: N/A

1. Former Chairman & CEO attempts to put CBSS in play; stock up 15%
2. Management does not want to sell; stage is set for proxy fight
3. Shareholders likely to side w/ mgmt based on excellent track record
4. Downgrading to Neutral; stock is now near our target price of $27

Compass Bancshares is the fourth-largest bank holding company in Alabama with $8.4 billion in assets and 155 full-service branches. More recently, CBSS has entered the fast-growing Florida and Texas markets which now account for 40% of assets.

DWR: COMPASS BANKSHARES DOWNGRADED TO NEUTRAL FROM BUY; SALE UNLIKELY

* INV OPIN: CURRENT MGMT TEAM UNLIKELY TO SELL; CBSS NEAR TARGET: NEUTRAL
Last Friday, Compass Bancshares' stock rose nearly 15% following a release over Bloomberg stating that the company is putting itself up for sale. The statement was issued by Harry B. Brock Jr., age 67, a director and the former chairman and CEO of Compass who owns approximately 2.4% of the outstanding shares. Management has responded that this statement was released without authorization by the board or the company. We believe that the company is currently not looking for
                      --------------------------------------------------------
any potential suitors, a situation that appears to be heading towards a proxy
- -----------------------------------------------------------------------------
fight at the annual shareholder's meeting in April. We view that such a fight
- -----------------------------------------------------------------------------
will probably be unsuccessful for Brock.
- ---------------------------------------

Based on this recent insurrection, Compass is now trading close to our target price of $27 on fundamentals alone. At 8.8x our 1995 estimate of $3.00 and 1.6 times book, CBSS is now trading at a slight premium to our universe. If CBSS were to be taken out, an event that we do not see immediately likely, we would expect it to fetch 1.8 to 2.0x book or $30-32, implying an additional 12-15% premium. Given the low probability of this occurring in the near future, we are lowering our rating to Neutral.

* BROCK'S COMMITTEE MAY ATTEMPT TO OUST CURRENT MANAGEMENT
Brock issued the press release as head of "The Committee to Maximize Shareholder Value of Compass Bancshares." The committee's goal is to seek a merger proposal similar to the one that CBSS's directors apparently had recently rejected. According to the committee, the rejected bid was for $30.70 a share. Since Brock is a director and former CEO, we anticipate a proxy fight occurring at the annual shareholder's meeting, which is scheduled around the third week in April. Brock has already filed a preliminary proxy with the SEC which includes his own nominees for the board. Based on Brock's shares along with the three other directors who have a significant holding, we anticipate this committee could control as much as 12% of the outstanding shares. However, Compass' management states that a majority of the directors are opposed to seeing the bank sold. Additionally, total institutional ownership was only 30% at the end of last June with the top five institutions holding about 6%.

* MANAGEMENT'S PERFORMANCE RECORD IS STERLING, IN OUR VIEW
Based on the past performance record of current management team, we doubt a majority of shareholders would choose to side with Brock. We believe that in his four years as CEO of the bank, Paul Jones has done an outstanding job both in terms of CBSS' fundamentals and stock price. During his tenure, Compass has averaged a 16.5% ROE and a 1.18% ROA, easily surpassing the respective 14.1% and 1.05% returns posted by our average regional bank, while non-performing assets have averaged less than half the amount of our typical regional. For 1994, CBSS posted record earnings for the seventh consecutive year, along with a 17.3% return on equity. Finally, since Paul Jones assumed the CEO role in April 1991, CBSS's stock has appreciated 102%, versus a 78% rise for the Dean Witter regional bank universe and a 25% increase for the S&P 500.

* WE FIND THAT CBSS' OVERALL EXPANSION STRATEGY HAS BEEN SOUND AS WELL
Compass' acquisition strategy has been to expand its franchise into faster-growing economic and demographic regions. Focusing exclusively on Northern Florida and the major cities in Texas, CBSS now has completed 27 acquisitions in these regions since 1987. In fact, 40% of Compass's assets are now located in these two markets which, between 1993 and 1998, are projected to account for 20% of total U.S. population growth. Despite this aggressive acquisition strategy, we think that CBSS's record with regard to shareholder dilution has been exemplary.

(m) Dean Witter Reynolds Inc. makes a market in this security.

ADDT'L INFORMATION ON CO'S MENTIONED IN THIS REPORT IS AVAILABLE ON REQUEST. The information and data in this report were obtained from sources considered reliable. Their accuracy or completeness is not guaranteed, and the giving of the same is not to be deemed an offer or solicitation on our part with respect to the sale or purchase of any securities or commodities. Dean Witter Reynolds or its officers and directors may in the normal course of business have a position in securities mentioned in this report. "S&P 100," "500," "S&P Industrials" & "S&P Composite" are trademarks of Standard & Poor's Corp. COPYRIGHT 1994 DEAN WITTER REYNOLDS INC. 2 WTC, NY NY 10048 (212) 392-2222

FIRST
MANHATTAN
CO. RESEARCH                                  Research Notes



                                                   January 27 - February 2, 1995

- --------------------------------------------------------------------------------
  BayBanks, Inc. (BBNK)                                             (Page 2)
   Fundamentals continue to strengthen.

  Compass Bancshares, Inc. (CBSS)                                   (Page 4)
  -------------------------------                                   --------
   Former Chairman pushes for sale of company.
   ------------------------------------------
  Marion Merrell Dow (MKC)
   Impact of patent problems delayed; 1995-96 earnings prospects (Page 6) improved.

  Millipore (MIL)                                                   (Page 8)
   Restructured Millipore moves forward.

  Praxair Inc. (PX)                                                 (Page 9)
   Rating upgrade to buy from hold.

  Sears (S)                                                        (Page 10)
   Sears merchandising group made significant progress in 1994.

- -------------------------------------------------------------------------------





FIRST MANHATTAN CO. 457 MADISON AVE, NEW YORK, N.Y. 10022 (212) 756-3300 MEMBERS NEW YORK STOCK EXCHANGE
(C)Copyright 1994 by First Manhattan Co.

                        First Manhattan is a service mark of First Manhattan Co.

                                                                   FIRST
                                      4                            MANHATTAN
                                                                   CO. RESEARCH
                        COMPASS BANCSHARES, INC. (CBSS)

Recent price:    $26 3/8                       Shares outstanding:  37.2 mil.
Current rating:  Buy   Prior: Buy              Market cap.:         $981 mil.
52-week range:   $27-21

- --------------------------------------------------------------------------------
          EPS       Prior      P/E     ROE     Book value/share:  $16.25
12/94    $2.68                         17.3%   Price/book value: 1.62x
12/95E    3.10      3.15       8.5x    18.0%   Div.: $0.92 -- Yield: 3.5%
12/96E    3.55       ---       7.4x    18.4%
- --------------------------------------------------------------------------------

CBSS: FORMER CHAIRMAN PUSHES FOR SALE OF COMPANY; NEVERLESS BUY RATING
      MAINTAINED

NEWS
++ FORMER CHAIRMAN HARRY BROCK SEEKS SALE OF COMPANY ++
Harry Brock, former chairman of Compass Bancshares, recently announced his desire to see the company sold and his intention to nominate a slate of directors supporting his position. The company has indicated that a majority of the board does not agree with Brock's contention that now is the best time to sell the company. Brock owns approximately 3.5% of the outstanding common shares of Compass Bancshares.

ANALYSIS
++ BROCK'S ACTIONS ++
Brock and his associates (The Committee for Maximizing Shareholder Value of Compass Bancshares, Inc.) intend to file documents with the SEC stating that a group of shareholders are working together with the objective of selling the company, and that the committee plans to nominate a slate of directors. In addition to Brock, the group consists of his son Stanley (who is a current director of Compass), Red Leach (also a director who is retiring in 1995), Leach's son, and John Israel. Collectively the group owns approximately 4.6% of the outstanding Compass shares.

Compass has a staggered board consisting of 12 members. In addition to Leach's term, the terms of both Chairman and CEO D. Paul Jones (owns 1.4% of outstanding shares) and Charles Daniel expire in 1995--both have been nominated for reelection.

Brock is 68 years old and would be 70, the company's mandatory retirement age, when his term expires in 1997. As a founder of the company, the single largest individual shareholder, and the driving force behind its success prior to his retirement as chairman in 1991, we believe Brock is being motivated by a desire to "cash in" his position while he still can exert some influence over the direction of the company.

++ CASE FOR BROCK POSITION ++
Although most potential acquisitors of Compass have seen the value of their own shares weaken in the last several months, the advantage of selling the company at this point is that shareholders would be paid a premium to the current market price at the time of the transaction in the form of an undervalued security (of the acquiring company). Thus, as the share price of the buyer improves, Compass shareholders would realize additional value. This argument has a certain degree of validity and has been cited as reasons why companies such as Norwest and Banc One have been able to complete acquisitions without necessarily paying the highest price offered.

                                                                    FIRST
                                      5                             MANHATTAN
                                                                    CO. RESEARCH


In our opinion, the most likely acquisitors (First Union, NationsBank, SunTrust, Wachovia, Banc One, and BankAmerica) could pay two times Compass' year-end book value and still structure an accretive transaction on a purchase basis, assuming 20% cost savings. Assuming the transaction is structured as a pooling of interests, with the same 20% cost savings only Wachovia and Banc One (of these companies) could complete accretive transactions at twice book value. The attraction of Compass' franchise rests in the distribution of its asset base:
34% in Texas, 8% in Florida, and 58% in Alabama.

++ CASE AGAINST BROCK POSITION ++
Approximately 35-40% of the outstanding Compass shares are owned by the officers, board, and employees of the company. Included in this total are approximately 9% of the shares held in a company ESOP. These shares are voted on a pass-through basis--that is, the individual employees vote their allocated shares. We believe the employees are more likely to side with management than with Brock.

To the best of our knowledge, it appears only two other directors (Brock's son and Leach) agree with Brock's position that the company should be sold. Moreover, two other directors with substantial ownership positions (who were among the founding shareholders of the company) are not members of Brock's committee. The combined ownership position of these directors plus Jones is approximately 5.5% of the outstanding shares. Thus, it seems as though the board has split into two large blocks, each with a certain degree of legitimacy, given their respective ownership positions. Moreover, even if Brock is successful in electing his slate of directors, we believe he still would not have a majority of the board.

Excluding the ESOP, institutional investors own only 20-21% of the outstanding shares. Therefore, it could be difficult to marshall a large of block of shares to exert pressure on the board.

++ FUNDAMENTALS AT COMPASS REMAIN STRONG ++
Perhaps the best argument against Brock is the strong performance Compass continues to report. Fourth-quarter earnings of $0.71 per share were in line with expectations. While there were questions regarding the quality of earnings (the company made no loss provision against $2.5 million of net charge-offs), loan growth was strong and the company's balance sheet remains very strong: the loan loss reserve was 873% of nonperforming loans, and tangible common equity was 6.5% of assets. We have adjusted our 1995 earnings estimate downward to reflect further compression in the net interest margin arising from the acquisition of First Heights, which brought over $800 million in deposits but no loans.

INVESTMENT OPINION
++ PURCHASE RECOMMENDATION REAFFIRMED ++
We continue to recommend purchase of Compass common shares based on our view that the long-term performance of the company will exceed that of the group as evidenced by our projections of 15% annual EPS growth through 1996. Given the volatile trading environment that is likely to persist for the stock in the near term, however, we would be cautious buyers at this juncture. The price has increased over $3, or more than 15%, since Brock made his objective public on January 27, 1995. We are at this time assigning a low probability of success to his efforts given the large ownership position of his opponents and the apparent lack of disgruntled shareholders.

Raimundo C. Archibold Jr., CFA (212) 756-3436
January 30, 1995